EXHIBIT 99.1

HEALTHTRONICS ANNOUNCES APPOINTMENT OF JAMES WHITTENBURG AS CEO

AUSTIN, TX, August 13, 2007 – HealthTronics, Inc. (NASDAQ: HTRN), a leading provider of urology services and products, today announced that the Board of Directors appointed James S.B. Whittenburg as President and Chief Executive Officer and as a director of HealthTronics. Mr. Whittenburg has been serving as acting President and Chief Executive Officer since late May. Mr. Whittenburg has also been serving as President – Urology Services since June 2006. Mr. Whittenburg served as President – Specialty Vehicle Manufacturing from December 2005 until the sale of the division in July 2006 and as Senior Vice President – Development and General Counsel from March 2004 until June 2006.

R. Steven Hicks, Chairman of the Board, said, “We are very pleased to appoint James as CEO. In each of his senior management roles at HealthTronics, James has demonstrated a strong ability to identify opportunities, define strategy, and shape and lead an organization to deliver results. James contributes a great deal to the compelling vision we share at HealthTronics, and we believe his energy and skills will continue to create additional value for our shareholders and partners.”

Mr. Whittenburg said, “I am honored to lead HealthTronics. Our entire organization remains committed to the core HealthTronics’ mission: delivering to our physician partners new technologies and services that improve both patient care and practice economics. A relentless focus in executing our mission should drive our long-term growth in shareholder value. I look forward to the opportunities and challenges ahead.”

About HealthTronics, Inc.

HealthTronics, Inc. is a premier urology company providing an exclusive suite of healthcare services and technology including urologist partnership opportunities, surgical and capital imaging equipment, maintenance services offerings, and clinical and anatomical pathology services. For more information, visit www.healthtronics.com.

Statements in this press release that are not strictly historical, including statements regarding plans, objectives and future financial performance, are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although HealthTronics believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from HealthTronics’ expectations include, among others, the existence of demand for and acceptance of HealthTronics’ services, regulatory approvals, economic conditions, the impact of competition and pricing, financing efforts and other factors described from time to time in HealthTronics’ periodic filings with the Securities and Exchange Commission.

CONTACT:
HealthTronics, Inc.
Ross Goolsby, Senior Vice President and Chief Financial Officer

ross.goolsby@healthtronics.com
(512) 314-4554
www.healthtronics.com